Exhibit 10.9

ADDENDUM NO. 1 TO
STOCK OPTION AGREEMENT

This Addendum No. 1 (“Addendum No 1”) to Stock Option Agreement signed effective as of October 3, 2005 (“Stock Option Agreement”) is entered into effective June 1, 2006 (the “Effective Date”) by and between Activision, Inc., a Delaware corporation, 3100 Ocean Park Boulevard, Santa Monica, California 90405 (the “Company”), and Thomas Tippl (the “Holder”).

Reference is made to Paragraph 4 of the Stock Option Agreement which provides that of 200,000 Shares may be subject to accelerated vesting if Holder shall achieve certain performance objectives during the Company’s fiscal years 2007, 2008 and 2009, respectively, to be mutually determined by Holder and the Company.

The parties wish to agree on the performance objectives as such objectives shall be used by he Company to determine whether the Holder shall be eligible to receive acceleration of his Shares during one of the stated fiscal years as described in Paragraph 4.

Accordingly, in consideration of the foregoing, and for good and valuable consideration the sufficiency of which is hereby acknowledged, the Company and the Holder hereby agree to addend and thereby clarify Paragraph 4 of the Stock Option Agreement as follows:

1.     If the Company achieves its Fiscal 2007 Operating Income target as reflected in the Company Annual Operating Plan for the Fiscal Year 2007, then 66,666 Shares will accelerate and vest in May 2007 for achievement of such performance objective;

2.     If the Company achieves its Fiscal 2008 Operating Income target as reflected in the Company Annual Operating Plan for the Fiscal Year 2008, then 66,666 Shares will accelerate and vest in May 2008 for achievement of such performance objective; and

3      If the Company achieves its Fiscal 2009 Operating Income target as reflected in the Company Annual Operating Plan for the Fiscal Year 2009, then 66,666 Shares will accelerate and vest in May 2009 for achievement of such performance objective.

4.               The parties also agree that the sentence that currently reads:

In addition, pursuant to Paragraph 9(f)(iii)(1) of the Employment Agreement, of the 440,000 Shares scheduled to vest on June 30, 2010, a pro rata (based upon the amount of time between the Issuance Date and the date of the death of the Holder) portion of 400,000 Shares may be subject to immediate vesting upon the death of the Holder shall be revised to read as follows in order to correct a typographical error in the highlighted word:

In addition, pursuant to Paragraph 9(f)(iii)(1) of the Employment Agreement, of the 440,000 Shares scheduled to vest on October 3, 2010, a pro rata (based upon the amount of time between the Issuance Date and the date of the death of the Holder) portion of 400,000 Shares may be subject to immediate vesting upon the death of the Holder.

5.               The parties agree that all other terms and conditions contained in the Agreement shall remain in full force and effect. All terms not defined otherwise in this Addendum No. 1 shall have the meaning ascribed to them in the Agreement. If any term or provision of the Agreement is contradictory’ to, or inconsistent with, any term or provision of this Addendum No. 1, then the terms and provisions of this Addendum No. 1 shall in all events control and such contradictory or inconsistent term or provision of the Agreement shall be deemed null and void for purposes of this Addendum No. 1.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum No. 1 to the Agreement on the date specified below

Activision, Inc.

By:	/s/ George Rose	/s/ Thomas Tippl
	George Rose	Thomas Tippl
Sr. Vice President
Business Affairs and
General Counsel

Date:	6/16/06	Date:	6/1/2006